Exhibit 10.1

THERMO FISHER SCIENTIFIC INC.

AMENDED AND RESTATED
2005 DEFERRED COMPENSATION PLAN

Restated Effective January 1, 2020

TABLE OF CONTENTS

Page
ARTICLE I
Establishment And Purpose	1
ARTICLE II
Definitions	1
ARTICLE III
Eligibility and Participation	7
ARTICLE IV
Deferrals	7
ARTICLE V
Company Contributions	10
ARTICLE VI
Benefits	10
ARTICLE VII
Modification to Payment Schedules	14
ARTICLE VIII
Valuation of Account Balances; Investments	15
ARTICLE IX
Administration	16
ARTICLE X
Amendment and Termination	17
ARTICLE XI
Informal Funding	18
ARTICLE XII
Claims	18
ARTICLE XIII
General Provisions	25

i

ARTICLE I
Establishment And Purpose

Thermo Fisher Scientific Inc. (the "Company") hereby amends and restates the Thermo Fisher Scientific Inc. 2005 Deferred Compensation Plan (the "Plan" or the "2005 Plan") that was last restated effective January 1, 2009 and executed on January 27, 2009. Except as expressly provided, the provisions of this amendment and restatement apply to Compensation credited as Deferrals effective on or after January 1, 2020, pursuant to Compensation Deferral Agreements that became irrevocable on or after October 1, 2019. Amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 (the "Grandfathered Accounts") shall be subject to the provisions of the Plan as in effect on October 3, 2004, as the same may be amended from time to time by the Company without material modification, it being expressly intended that such Grandfathered Accounts are to remain exempt from the requirements of Code Section 409A. The provisions of the Plan applicable to Grandfathered Accounts are reflected in this document for ease of reference.

The purpose of the Plan is to attract and retain key employees by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company's creditors until such amounts are distributed to the Participants.

ARTICLE II
Definitions

2.1Account. Account means a bookkeeping account maintained by the Company to record the payment obligation to a Participant as determined under the terms of the Plan. The Company may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Component Accounts may also be maintained for some or all portions of the Plan that is/are treated as a separate plan under Code Section 409A. Reference to an Account means any such Account established by the Company, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.
2.3Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
2.4Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant's spouse, if living, otherwise the Participant's estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant. A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).
2.5Business Day. Business Day means each day on which the New York Stock Exchange is open for business.
2.6Change in Control. Change in Control means, with respect to the Company, any of the following events: (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company, or (iii) a change in the ownership of a substantial portion of the assets of the Company.
For purposes of this Section, a change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 40% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the

Participant performs services for the Company at the time of the Change in Control, or the Participant's relationship to the Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.7Change in Control Benefit. Change in Control Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(e).
2.8Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.
2.9Code. Code means the Internal Revenue Code of 1986, as amended from time to time.
2.10Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
2.11Committee. Committee means the Compensation Committee of the board of directors of the Company or such other committee as the board of directors of the Company may appoint from time to time.
2.12Company. Company means Thermo Fisher Scientific Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.
2.13Company Contribution. Company Contribution means a credit by the Company to a Participant's Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Company and the fact that a Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.
2.14Compensation. Compensation means the amount paid in the year of the Deferral as the Participant's base salary, bonus, and such other remuneration for services rendered as an Employee (if any) approved by the Company as Compensation that may be deferred under this Plan. Compensation shall not include any Compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A. The Company has the authority to determine the payroll practices under which Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.
2.15Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and the Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Company may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Company in the Compensation Deferral Agreement, Participants may defer up to 50% of their base salary and up to 50% of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.
2.16Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant's Beneficiary(ies) upon the Participant's death as provided in Section 6.1(d) of the Plan.
2.17Deferral. Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals. Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings. The foregoing notwithstanding, Deferrals shall be further limited as of the date the Compensation Deferral Agreement becomes irrevocable so that they do not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, employee welfare benefit plan deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.
2.18Disability Benefit. Disability Benefit means the benefit payable under the Plan to a Participant in the event such Participant is determined to be Disabled.
2.19Disabled. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The Company shall determine whether a Participant is Disabled in accordance with Code Section 409A provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration.
2.20Earnings. Earnings means an adjustment to the value of an Account in accordance with Section 8.2.
2.21Effective Date. Effective Date of this amendment and restatement means January 1, 2020, except as expressly provided otherwise.
2.22Eligible Employee. Eligible Employee means a member of a "select group of management or highly compensated employees" of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion. Employees become Eligible Employees upon notification by the Company of their eligibility to become Participants in the Plan.

2.23Employee. Employee means a common-law employee of an Employer.
2.24Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.
2.25ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.26Grandfathered Account. Grandfathered Account means amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004.
2.27Match-Eligible Compensation. Match-Eligible Compensation for a given Plan Year means a Participant's Compensation that is in excess of the amount of Compensation treated as "compensation" for the applicable plan year under the Thermo Fisher Scientific Inc. 401(k) Retirement Plan. Match-Eligible Compensation includes a Participant's Compensation that is in excess of the IRS limit on covered compensation for qualified plans established in Code Section 401(a)(17) in effect for that Plan Year and also includes any amount of a Participant's Compensation that was reduced below the Code Section 401(a)(17) limit for purposes of applying the Company match in the Company sponsored 401(k) plan due to Deferrals in this Plan.
2.28Participant. Participant means an Eligible Employee who has met the requirements under Section 3.1. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.
2.29Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.
2.30Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as "Performance Based Compensation" will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.
2.31Plan. Generally, the term Plan means this "Thermo Fisher Scientific Inc. Amended and Restated 2005 Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.32Plan Year. Plan Year means January 1 through December 31.
2.33Retirement/Termination Account. Retirement/Termination Account means an Account established by the Company to record the amounts payable to a Participant upon Separation from Service. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.
2.34Separation from Service. Separation from Service means an Employee's termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Company in accordance with Code Section 409A. Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months) disregarding periods during which the Employee was on a bona fide leave of absence.
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six-month anniversary of the commencement of the leave, or the expiration of the Employee's right, if any, to reemployment under statute or contract.
For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in those sections. The Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.
2.35Specified Date Account. Specified Date Account means an Account established by the Company to record the amounts payable at a future date as specified in the Participant's Compensation Deferral Agreement. Unless otherwise determined by the Company, a Participant may maintain no more than five Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an "In-Service Account" or such other name as established by the Company without affecting the meaning thereof.
2.36Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

2.37Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant's Separation from Service.
2.38Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Company.
2.39Valuation Date. Valuation Date means each Business Day.

ARTICLE III
Eligibility and Participation

3.1Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of: (i) the notification of eligibility to participate and the timely submission of a Compensation Deferral Agreement on which an election to make a Deferral is made; or (ii) a credit of a Company Contribution in accordance with Article V.
3.2Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make investment elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV
Deferrals

4.1Deferral Elections, Generally.
(a)A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Company and in the manner specified by the Company, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Company may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.
(b)The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to a Retirement Termination Account or to a Specified Date Account. If no designation is made, Deferrals shall be allocated to the Retirement Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.
(c)Upon first becoming a Participant in the Plan and prior to October 1, 2019 (the date on or after which Compensation Deferral Agreements become irrevocable with respect to Compensation deferred on or after the Effective Date), a Participant may elect to receive a Change in Control Benefit and, if applicable, a Payment Schedule for such Benefit as specified in Section 6.2(e). An election to receive a Change in Control Benefit shall be irrevocable once the deadline for a timely election has passed, as specified in Section 4.2 hereof.
4.2Timing Requirements for Compensation Deferral Agreements.
(a)First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he or she has up to 30 days following his or her initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).
A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.
(b)Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.
(c)Performance-Based Compensation. With the approval of the Company, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:
(i)The Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and
(ii)The Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.
A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant's death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.
(d)Short-Term Deferrals. Compensation that meets the definition of a "short-term deferral" described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the substantial risk of forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a change in control (as defined in Treas. Reg. Section 1.409A- 3(i)(5)).
4.3Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Company may, in its discretion, establish a minimum deferral period for the establishment of a Specified Date Account (for example, the third Plan Year following the year Compensation is allocated to such accounts).
4.4Deductions from Pay. The Company has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.
4.5Vesting. Participant Deferrals shall be 100% vested at all times.
4.6Cancellation of Deferrals. The Company may cancel a Participant's Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this clause 4.6(ii)).

ARTICLE V
Company Contributions

5.1Company Matching Contributions. Beginning January 1, 2009, in each Plan Year, the Company shall make a Company Contribution to the Retirement/Termination Account of each Participant equal to 100% of the first six percent (6%) of Match-Eligible Compensation that such Participant elected to defer for that Plan Year (each such contribution, a “Matching Contribution”).
5.2Company Discretionary Contributions. In addition to Matching Contributions, the Company may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Company (each such contribution, a “Discretionary Contribution”). Such contributions will be credited to a Participant's Retirement/Termination Account.
5.3Vesting. Company Matching Contributions described in Section 5.1, above, and the Earnings thereon, shall be 100% vested. Company Discretionary Contributions described in Section 5.2, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Company at the time that the Company Discretionary Contribution is made. The Company may, at any time, in its sole discretion, increase a Participant's vested interest in a Company Discretionary Contribution. The portion of a Participant's Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited.

ARTICLE VI
Benefits

6.1Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:
(a)Termination Benefit. Upon the Participant's Separation from Service for reasons other than death or Disability, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account and the unpaid balances of any Specified Date Accounts. The foregoing notwithstanding, in the event that one or more Specified Date Benefits have, at the time of Separation from Service, commenced to be paid in installments (i.e., where at least one installment payment has been made prior to Separation from Service and at least one installment payment remains to be paid) and the Payment Schedule for the Termination Benefit is other than a single lump sum, the Specified Date Accounts in "pay status" shall not be paid as part of the Termination Benefit but shall continue to be paid separately. The Termination Benefit shall be based on the value of that Account(s) as of the end of the month in which Separation from Service occurs or such later date as the Company, in its sole discretion, shall determine. Payment of the Termination Benefit will be made or begin the first day of the seventh (7th) month following the end of the month in which Separation from Service occurs.
(b)Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin the first day of the month following the designated month.
(c)Disability Benefit. Upon a determination by the Company that a Participant is Disabled, he or she shall be entitled to a Disability Benefit. The Disability Benefit shall be equal to the vested portion of the Retirement/Termination Account and the unpaid balances of any Specified Date Accounts. The Disability Benefit shall be based on the value of the Accounts as of the last day of the month in which Disability occurs and will be paid the first day of the following month.
(d)Death Benefit. In the event of the Participant's death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and the unpaid balances of any Specified Date Accounts. The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, with payment made in the first day of the following month.
(e)Change in Control Benefit. If, and only if, a Participant has elected to receive a Change in Control Benefit pursuant to Section 4.1(c), upon a Change in Control he or she shall be entitled to a Change in Control Benefit. The Change in Control Benefit shall be equal to the vested portion of the Retirement/Termination Account and the unpaid balances of any Specified Date Accounts. The foregoing notwithstanding, in the event that one or more Specified Date Benefits have, at the time of the Change in Control, commenced to be paid in installments (i.e., where at least one installment payment has been made prior to the Change in Control and at least one installment payment remains to be paid) and the Payment Schedule applicable to the Change in Control Benefit is other than a single lump sum, the Specified Date Accounts in "pay status" shall not be paid as part of the Change in Control Benefit but shall continue to be paid separately. The Change in Control Benefit shall be based on the value of that Account(s) as of the end of the month in which a Change in Control occurs or such later date as the Company, in its sole discretion, shall determine and shall be paid within ninety (90) days following the date upon which the Change in Control occurred. A Change in Control Benefit shall be applicable only to amounts deferred under Compensation Deferral Agreements that became irrevocable prior to October 1, 2019 for those Participants who have elected prior to October 1, 2019 to receive a Change in Control Benefit. Effective for Compensation Deferral Agreements submitted on or after October 1, 2019 with respect to Compensation deferred on or after the Effective Date, no Participant may elect to receive a Change in Control Benefit.

(f)Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Company to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Company based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Company, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant's Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Company.
6.2Form of Payment.
(a)Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement or in accordance with procedures established by the Company pursuant to Section 7.6 to have such benefit paid in one of the following alternative forms of payment: (i) substantially equal annual or quarterly installments over a period of two (2) to twenty-five (25) years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual or quarterly installments over a period of two (2) to twenty-five (25) years, as elected by the Participant. In the event that Specified Date Benefits continue to be paid separately as provided in Section 6.1(a), such Specified Date Benefits shall continue to be paid in accordance with the Payment Schedule in effect upon the Specified Date Benefit payment date. Notwithstanding the foregoing in this Section 6.2 (a), a Participant will receive his or her Termination Benefit in a single lump sum payment equal to the unpaid balance of all of his or her Accounts if Separation from Service occurs within 24 months following a Change in Control.
(b)Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established or in accordance with procedures established by the Company pursuant to Section 7.6 to have the Specified Date Account paid in substantially equal annual installments over a period of two (2) to five (5) years, as elected by the Participant.
Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service or, with respect to any Participant who has elected (prior to October 1, 2019) a Change in Control Benefit pursuant to Section 4.1(c), upon a Change in Control, the unpaid balance of a Specified Date Account with respect to which payments have not commenced shall be paid in accordance with the form of payment applicable to the Termination or Change in Control Benefit, as applicable. If such benefit is payable in a single lump sum, the unpaid balance of all Specified Date Accounts (including those in pay status) will be paid in a lump sum.
(c)Disability Benefit. A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in a single lump sum.
(d)Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.
(e)Change in Control. A Participant who is entitled to receive a Change in Control Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement or in accordance with procedures established by the Company pursuant to Section 7.6 to have such benefit paid in one of the following alternative forms of payment: (i) substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant, or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant. In the event that Specified Date Benefits continue to be paid separately as provided in Section 6.1(e), such Specified Date Benefits shall continue to be paid in accordance with the Payment Schedule in effect upon the Specified Date Benefit payment date.
(f)Small Account Balances. The Company shall pay the value of the Participant's Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan.
(g)Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue on each annual or quarterly anniversary thereof, as applicable, until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date immediately preceding the installment payment, either quarterly or annual, and (b) equals the remaining number of installment payments, either quarterly or annual.
For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.
6.3Acceleration of or Delay in Payments.
(a)The Company, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Company may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.
(b)Payments Treated as Made on the Designated Payment Date. Payments made on the payment date specified in the Plan, or on a later date within the same taxable year of the Participant or Beneficiary, or, if later, by the fifteenth (15th) day of the third calendar month following the payment date specified in the Plan shall be treated as having been made on the payment date; provided, however, that the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment. In addition, payments made no earlier than 30 days before the designated payment date will likewise be treated as having been made on the payment date so long as the Participant or Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment. The foregoing shall be administered in compliance with the provisions of Regulation l.409A- 3(d), which Regulation may authorize other instances in which payments made after the payment date shall be treated as having been made on the payment date.

ARTICLE VII
Modifications to Payment Schedules

7.1Participant's Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.
7.2Time of Election. The date on which a modification election is submitted to the Company must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.
7.4Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Company and becomes effective 12 months after such date.
7.5Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.
7.6Limited Transition Relief. Notwithstanding anything to the contrary in the Plan, the Company may, to the extent permitted by Notice 2006-79 and as further provided in Notice 2007-78 and Notice 2007-86, provide a limited period during which Participants may: (i) modify Payment Schedules for a Termination Benefit, Specified Date Benefit, or Change in Control Benefit; (ii) reallocate Deferrals to or from Specified Date Accounts to other Specified Date Accounts or the Retirement/Termination Account; and/or (iii) create new Specified Date Accounts and reallocate Deferrals and/or current Account Balances to such new Specified Date Accounts, all in accordance with Code Section 409A, provisions of this Plan, and the aforesaid Notices from the IRS. Such limited period shall end no later than December 31, 2008. Any election(s) made by a Participant, and accepted by the Company in accordance with this Section 7.6 shall not be subject to requirements imposed by Sections 7.2, 7.3 or 7.4 hereof. The foregoing notwithstanding, no election made by a Participant in accordance with this Section 7.6 may relate to an amount or benefit that would otherwise be paid or to begin to be paid to a Participant during 2008 and, further, no election made by a Participant in accordance with this Section 7.6 may cause an amount or benefit to be paid or begin to be paid to a Participant during 2008.

ARTICLE VIII
Valuation of Account Balances; Investments

8.1Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Company. Valuation of Accounts shall be performed under procedures approved by the Company.
8.2Earnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among a menu of investment options selected in advance by the Company, in accordance with the provisions of this Article VIII ("investment allocation").

8.3Investment Options. Investment options will be determined by the Company. The Company, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.
8.4Investment Allocations. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.
A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Company. Allocation among the investment options must be designated in increments of one percent (1%). The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Company, the next Business Day.
A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Company. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Company, the next Business Day, and shall be applied prospectively.
8.5Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Company.

ARTICLE IX
Administration

9.1Plan Administration. This Plan shall be administered by the Company which shall act as the "plan administrator" and shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Company and resolved in accordance with the claims procedures in Article XII.
9.2Administration Upon Change in Control. Within 120 days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the

Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the "Administrator") to perform any or all of the Company's duties as plan administrator as described in Section 9.1 including, without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations. Upon and after the effective date of such appointment, (a) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (b) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.
9.3Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.
9.4Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.
9.5Delegation of Authority. In the administration of this Plan, the Company may, from time to time) employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with legal counsel who shall be legal counsel to the Company.
9.6Binding Decisions or Actions. The decision or action of the Company, or in the event of a Change in Control and actions pursuant to Section 9.2 the new plan administrator, in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X
Amendment and Termination

10.1Amendment and Termination. The Committee may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X.
10.2Amendments. The Committee may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Committee may delegate to the Company the authority to amend the Plan without the consent of the Committee for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Company's interpretation of the document; and (iv) making such other amendments as the Committee may authorize.
10.3Termination. The Committee may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
10.4Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Company, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI
Informal Funding

11.1General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.
11.2Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII
Claims

12.1Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Company which shall make all determinations concerning such claim. Any claim filed with the Company and any decision by the Company denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the "Claimant"). Notice of a claim for payments shall be delivered to the Company within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XII not later than 180 days after such latest date.
(a)In General. Notice of a denial of benefits (other than Disability Benefits) will be provided within 90 days of the Company's receipt of the Claimant's claim for benefits. If the Company determines that it needs additional time to review the claim, the Company will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Company expects to make a decision.
(b)Disability Benefits. Notice of denial of Disability Benefits will be provided within forty-five (45) days of the Company's receipt of the Claimant's claim for Disability Benefits. If the Company determines that it needs additional time to review the Disability Benefit claim, the Company will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Company determines that a decision cannot be made within the first extension period due to matters beyond the control of the Company, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Company shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Company expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Company. In the event that a 30-day extension is necessary due to a Claimant's failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.
(c)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a Disability Benefit claim, the notice shall provide: (i) a statement that the Company will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision and (ii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (A) the views of health care professionals treating the Claimant, or vocational professionals who evaluated the Claimant, that were presented by the Claimant to the Plan, (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, regardless of whether the advice was relied upon in making the determination or (C) a disability determination regarding the Claimant made by the Social Security Administration that was presented by the Claimant to the Plan.
12.2Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a special committee appointed by the Company and designated to hear such appeals (the "Appeals Committee"). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the c1aim to the Appeals Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)In General. Appeal of a denied benefits claim (other than a Disability Benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)Disability Benefits. Appeal of a denied Disability Benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person's subordinate). In reviewing the appeal, the Appeals Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant's Disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.
(c)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.
(d)For the denial of a Disability Benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge: (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision, (iii) the required statement under Section 2560.503-1(i)(5)(iii) of the Department of Labor regulations, (iv) a discussion of the decision, including an explanation of the basis for disagreeing with or not following (A) the views of health care professionals treating the Claimant, or vocational professionals who evaluated the Claimant, that were presented by the Claimant to the Plan, (B) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the appeal of the adverse benefit determination, regardless of whether the advice was relied upon in making the determination, or (C) a disability determination regarding the Claimant made by the Social Security Administration that was presented by the Claimant to the Plan. Before issuing any adverse determination for a Disability Benefit on appeal, the Claimant must be provided, free of charge, any new or additional (i) evidence considered, relied upon, or generated by the Appeals Committee in connection with the claim, or (ii) rationale for deciding the claim. Any such evidence or rationale must be provided sufficiently in advance of the date on which a response is required, to give the Claimant a reasonable opportunity to respond prior to that date.
12.3Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Committee, as constituted immediately prior to such Change in Control, and a majority of Participants and Beneficiaries with Account Balances consent to the replacement. The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.
12.4Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. No such legal action may be brought more than 12 months following the notice of denial of benefits under Section 12.2, or if no appeal is filed, by the applicable appeals deadline, 12 months following the appeals deadline.
If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all reasonable legal costs, expenses, attorneys' fees and such other reasonable liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a "change in control" as defined in a rabbi trust described in Section 11.2 (if applicable), the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant's or Beneficiary's Account Balance.
12.5Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
12.6Arbitration.
(a)Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between the Company and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:
The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association ("AAA") or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties' receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator's award.
In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator. Each party shall pay its own attorneys' fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.
The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Company may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.
The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.
This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.
Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act; provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.
If any of the provisions of this Section 12.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.
The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.
(b)Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Company out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company, the Committee, or the Appeals Committee.

ARTICLE XIII
General Provisions

13.1.Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Company has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.
13.2.No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. The Company makes no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.
13.3.No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company.
13.4.Notice. Any notice or filing required or permitted to be delivered to the Company under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Company. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:
THERMO FISHER SCIENTIFIC INC.
ATTN: DIRECTOR OF BENEFITS
168 THIRD AVENUE
WALTHAM, MA 02451

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered or sent by mail to the last known address of the Participant.

13.5.Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
13.6.Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Company may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
13.7.Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Company advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Company shall presume that the payee is missing. The Company, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.
13.8.Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Company may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Company and the Plan from further liability on account thereof.
13.9.Governing Law. To the extent not preempted by ERISA or the Code, the laws of the Commonwealth of Massachusetts shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 2nd day of June, 2020, to be effective as of the Effective Date except as otherwise provided herein.

THERMO FISHER SCIENTIFIC INC.

/s/ Lisa P. Britt

By: Lisa P. Britt

Its: Senior Vice President and Chief Human Resources Officer